Exhibit 2.3
Execution Version
AMENDMENT
to
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(2021-A PROJECTS ANNEX)

This AMENDMENT to AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of July 22, 2021 (the “Amendment”), is made and entered into by and among ESI ENERGY, LLC, a Delaware limited liability company (“ESI”), NEP US SELLCO, LLC, a Delaware limited liability company, (“Sellco”), and NEP US SELLCO II, LLC, a Delaware limited liability company (“Sellco II”, and Sellco and Sellco II individually as “Seller” and collectively as “Sellers” and, solely for the purposes of Articles IV, IX, X and XII of the Agreement, the term “Seller” shall also include ESI), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) (ESI, Sellco, Sellco II, and Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings when used herein as in the Agreement.
WHEREAS, ESI, Sellco and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, amended as of September 8, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Agreement”);
WHEREAS, Section 12.8(b) of the Agreement provides that the Parties may amend the Agreement to include an additional Acquired Companies Annex by execution of an amendment to the Agreement that includes as an attachment the form of the Acquired Companies Annex; and
WHEREAS, the Parties desire to amend the Agreement to include as an additional Acquired Companies Annex, the Acquired Companies Annex for the Acquired Companies (as defined in Attachment 1 hereto) in the form of Attachment 1 hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement shall be amended, as follows:
1.Amendments to Include an Additional Acquired Companies Annex. The Agreement is hereby amended to include, as an additional Acquired Companies Annex, the Acquired Companies Annex for the 2021-A Acquired Companies in the form of Attachment 1 hereto (the “Additional Acquired Companies Annex”), which Additional Acquired Companies Annex shall now constitute, and hereafter constitute, a part of the Agreement and be incorporated in the Agreement for all purposes. All references in the Agreement to “Acquired Companies Annexes” or an “Acquired Companies Annex” shall hereafter include a reference to the Additional Acquired Companies Annex and all references to “Acquired Companies” in the Agreement shall hereafter include a reference to the Acquired Companies described in such Additional Acquired Companies Annex. The amount of the Base Purchase Price for the Acquired Companies Acquisition described in the Additional Acquired Companies Annex is Five Hundred Sixty-Three Million Dollars ($563,000,000).

2.Disclaimer. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect. Any reference to the Agreement set forth in any document delivered in connection with the Agreement shall be deemed to include a reference to the Agreement as amended by this Amendment, whether or not so stated in such document. Except as specifically set forth in this Amendment, nothing in this Amendment and no action taken by the parties hereto shall be deemed or construed to in any manner enlarge, diminish or otherwise affect in any way the rights, remedies or defenses of the parties to the Agreement at law, in equity or otherwise or related issues.
3.Authorization and Enforceability. Each Party hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such Party, enforceable in accordance with its terms.
4.Governing Law. This Amendment, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Amendment involves at least $1,000,000 and that this Amendment has been entered into in express reliance on Section 5-1401 of the New York General Obligations Law.
5.Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void ab initio, except for assignments and transfers by operation of Law. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
6.Modification. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
7.Section Headings. Headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
[Signature page follows.]
2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

ESI

ESI ENERGY, LLC

By:	JOHN W. KETCHUM
Name:
Title:

SELLCO

NEP US SELLCO, LLC

By:	JOHN W. KETCHUM
Name:
Title:

SELLCO II

NEP US SELLCO II, LLC

By:	JOHN W. KETCHUM
Name:
Title:

PURCHASER

NEXTERA ENERGY PARTNERS
ACQUISITIONS, LLC

By:	JOHN W. KETCHUM
Name:
Title:

Signature Page to Amendment to Amended and Restated Purchase and Sale Agreement

ATTACHMENT 1

ADDITIONAL ACQUIRED COMPANIES ANNEX
[The Additional Acquired Companies Annex follows this cover page]

ACQUIRED COMPANIES ANNEX

for the

2021-A ACQUIRED COMPANIES

to

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

by and among

NEP US SELLCO, LLC, and
NEP US SELLCO II, LLC
as Sellers,
ESI ENERGY, LLC,
for the limited purposes herein provided, jointly with NEP US SellCo, LLC, and NEP US Sellco II, LLC as Sellers and
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

as Purchaser

dated as of July 22, 2021

This Acquired Companies Annex is an attachment to and intended to be a part of the Amended and Restated Purchase and Sale Agreement described above. Capitalized terms used in this Acquired Companies Annex and not defined herein shall have the same meanings when used in this Acquired Companies Annex as in the Amended and Restated Purchase and Sale Agreement described above (excluding any other Acquired Companies Annex thereto) or the Amendment, as applicable.

PART I: PROJECT SPECIFIC DEFINITIONS

Certain Definitions. As used herein:
“Acquired Companies” means the (i) the Sellco Acquired Companies and (ii) the Sellco II Acquired Companies, individually or collectively as the context requires.
“Acquired Companies Annex” or “2021-A Acquired Companies Annex” means this Acquired Companies Annex, including all of the Schedules and Exhibits attached hereto and solely with respect to the (i) the Sellco Acquired Companies and (ii) the Sellco II Acquired Companies, hereto.
“Actual Working Capital” shall be an amount equal to the actual working capital of the Acquired Companies as set forth in cell “C13” in the Purchase Price Calculation tab of the Portfolio Project Model after the Project Models have been re-run following the input of changes in the Working Capital Inputs made by the representatives of the Parties pursuant to subparagraph 3(f) of Part III of this Acquired Companies Annex.
“Agreement” has the meaning given to it in the recitals to the Amendment.
“Allocation” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Amendment” has the meaning given to it in the introductory paragraph of the Amendment to Amended and Restated Purchase and Sale Agreement (2021-A Projects Annex), dated as of July 22, 2021, to which this Acquired Companies Annex is attached.
“Balance Sheet Date” as used in Section 5.19 of the Agreement in respect of the transactions contemplated by this Acquired Companies Annex, means March 31, 2021.
“Base Purchase Price” means an amount equal to Five Hundred Sixty-Three Million Dollars ($563,000,000).
“Build-Out Agreement” means the Build-Out Agreement to be entered into by and between Purchaser and NEER, substantially in the form attached to this Acquired Companies Annex as Exhibit A.
“Closing Purchase Price” means the Base Purchase Price as adjusted pursuant to subparagraph 3(a) of Part III of this Acquired Companies Annex on the Closing Date. The Closing Purchase Price will be set forth in the Portfolio Project Model as of the Closing Date at cell “C10” in the worksheet labeled “Purchase Price Calculation”.
“Company Consents” means, as applicable, any of (i) with respect to the Solar Holdings Portfolio Acquired Companies, the Solar Holdings Portfolio Acquired Companies Consents; (ii)  with respect to the Dogwood Wind Acquired Companies, the Dogwood Wind Company Consents; (iii) with respect to the Hatch Solar Acquired Companies, the Hatch Solar Company Consents; (iv) with respect to the High Winds Acquired Companies, the High Winds Company Consents; (v) with respect to the Nutmeg Solar Acquired Companies, the Nutmeg Solar

Company Consents; and (vi)  with respect to the Shaw Creek Solar Acquired Companies, the Shaw Creek Solar Company Consents.
“Deductible Amount” means one percent (1%) of the Base Purchase Price.
“DG Portfolio 2019 Acquired Companies” means DG Portfolio 2019 Holding Company, DG Portfolio 2019 Company, and the DG Portfolio 2019 Project Holding Companies, individually or collectively as the context requires.
“DG Portfolio 2019 Company” means DG Portfolio 2019, LLC, a Delaware limited liability company.
“DG Portfolio 2019 Holding Company” means DG Portfolio 2019 Holdings, LLC, a Delaware limited liability company.
“DG Portfolio 2019 Project Holding Companies” means the following Delaware limited liability companies, individually or collectively as the context requires: DG Minnesota CSG, LLC, DG Minnesota CSG 1, LLC, DG LF Solar, LLC, DG New Jersey Solar, LLC, DG Northeast Solar, LLC, HL Solar LLC, DG California Solar, LLC, DG Southwest Solar Portfolio 2019, LLC, DG Colorado Solar, LLC, DG SUNY Solar 1, LLC, DG New York Solar, LLC and DG Amaze, LLC.
“DG Portfolio 2019 Projects” means the approximately 217 megawatts of various distributed solar photovoltaic electric generating facilities located and identified in Appendix 1.
“DG Portfolio 2019 Solar Facilities” means the various distributed generation solar photovoltaic electric generating facilities, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an aggregate estimated total of approximately 217 megawatts nameplate capacity, that are included in Appendix 1.
“DG Waipio Acquired Companies” means DG Waipio Company and PES Company, individually or collectively as the context requires.
“DG Waipio Company” means DG Waipio, LLC, a Delaware limited liability company.
“DG Waipio Hawaii General Excise Taxes” means the total amount of Hawaii General Excise back taxes of $801,427 to be paid by Seller after the execution of the Agreement and after Closing to the State of Hawaii for the DG Waipio Projects.
“Dogwood Wind Acquired Companies” means Dogwood Wind Holding Company, Dogwood Wind Company, Oliver Wind III Project Company, and Osborn Wind Project Company, individually or collectively as the context requires.
“Dogwood Wind Company” means Dogwood Wind, LLC, a Delaware limited liability company.
“Dogwood Wind Company Consents” means the Consents set forth in Dogwood Wind Schedule 5.3 to this Acquired Companies Annex.

“Dogwood Wind Excluded Items” means the items of Property or personal property described on Dogwood Wind Schedule 7.12 to this Acquired Companies Annex.
“Dogwood Wind Holding Company” means Dogwood Wind Holdings, LLC, a Delaware limited liability company.
“Effective Date” means the date of the Amendment.
“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Acquired Companies as set forth in cell “C9” in the Purchase Price Calculation tab of the Portfolio Project Model as of the Closing Date.
“Existing Phase I Report” means any of the (i) with respect to the Solar Holdings Portfolio Acquired Companies, the Phase I environmental site assessments set forth on Schedule PI to this Acquired Companies Annex, (ii) the Hatch Solar Existing Phase I Report, (iii) the Nutmeg Solar Existing Phase I Report; (iv) the Oliver Wind III Existing Phase I Report; (v) the Osborn Wind Existing Phase I Report; (vi) the Shaw Creek Solar Existing Phase I Report, (vii) the Westside Solar Existing Phase I Report, and (viii) the Whitney Point Solar Existing Phase I Report as the context requires.
“Excluded Items” means, as applicable, any of (i) with respect to the Solar Holdings Portfolio Acquired Companies, the Solar Holdings Portfolio Acquired Companies Excluded Items; (ii) with respect to the Dogwood Wind Acquired Companies, the Dogwood Wind Excluded Items; (iii) with respect to the Hatch Solar Acquired Companies, the Hatch Solar Excluded Items; (iv) with respect to the High Winds Acquired Companies, the High Winds Excluded Items; (v) with respect to the Nutmeg Solar Acquired Companies, the Nutmeg Solar Excluded Items; and (vi)  with respect to the Shaw Creek Solar Acquired Companies, the Shaw Creek Solar Excluded Items.
“Facility” means, as applicable, any of (i) with respect to the Solar Holdings Portfolio Acquired Companies, the Solar Holdings Portfolio Acquired Companies Facilities; (ii)  with respect to the Dogwood Wind Acquired Companies, the Oliver Wind III Wind Facility and Osborn Wind Facility; (iii) with respect to the Hatch Solar Acquired Companies, the Hatch Solar Facility; (iv) with respect to the High Winds Acquired Companies, the High Winds Facility (v) with respect to the Nutmeg Solar Acquired Companies, the Nutmeg Solar Facility; and (vi)  with respect to the Shaw Creek Acquired Companies, the Shaw Creek Solar Facility.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“FERC 203 Approval” means the order pursuant to section 203 of the Federal Power Act in which FERC has granted authorization to the transaction described in the section 203 application, and which order is consistent in all material respects with the Agreement.
“Hatch Solar Acquired Companies” means the Hatch Solar Parent and the Hatch Solar Project Company, individually or collectively as the context requires.
“Hatch Solar Company Consents” means the Consents set forth in Hatch Solar Schedule 5.3 to this Acquired Companies Annex.

“Hatch Solar Excluded Items” means the items of Property or personal property described on Hatch Solar Schedule 7.12 to this Acquired Companies Annex.
“Hatch Solar Existing Phase I Report” means the Phase I Environmental Site Assessment for the Hatch Solar Project, dated as of December 15, 2019, prepared by URS Corporation.
“Hatch Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 5 megawatts nameplate capacity, that are included in the Hatch Solar Project.
“Hatch Solar Parent” means Southwest Solar Holdings, LLC, a Delaware limited liability company.
“Hatch Solar Project” means the approximately 5 megawatt solar photovoltaic electric generating facility located in Dona Ana County, New Mexico, including any ongoing development and construction with respect thereto.
“Hatch Solar Project Company” means Hatch Solar Energy Center I LLC, a New Mexico limited liability company.
“Hatch Solar Project Site” means the portions of the property on which the Hatch Solar Facility is located.
“Hatch Solar Title Policy” means the Owner’s Policy of Title Insurance for the Hatch Solar Project.
“High Winds Acquired Companies” means the High Winds Parent and the High Winds Project Company, individually or collectively as the context requires.
“High Winds Company Consents” means the Consents set forth in High Winds Schedule 5.3 to this Acquired Companies Annex.
“High Winds Excluded Items” means the items of Property or personal property described on High Winds Schedule 7.12 to this Acquired Companies Annex.
“High Winds Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 162 megawatts nameplate capacity, that are included in the High Winds Project.
“High Winds Insurance Proceeds” means the total of amounts to be paid after the Closing to the High Winds Project for an insurance claim on turbine 84.
“High Winds Parent” means HW CA Holdings, LLC, a Delaware limited liability company.

“High Winds Project” means the approximately 162 megawatt wind power electric generating facility located in Solano County, California, including any ongoing development and construction with respect thereto.
“High Winds Project Company” means High Winds, LLC, a Delaware limited liability company.
“High Winds Project Site” means the portions of the Property on which the High Winds Facility is located.
“High Winds Title Policy” means the Owner’s Policy of Title Insurance, dated July 3, 2003, for the High Winds Project as issued by the Stewart Title Guaranty Company.
“Identified Environmental Losses” means any losses, damages or liabilities incurred by the Acquired Companies as a result of (i) environmental conditions identified in a Phase I Report that are not identified in the corresponding Existing Phase I Report, or (ii) environmental conditions identified in a Phase I Report that are identified in the corresponding Existing Phase I Report, which environmental conditions have changed such that additional losses, damages or liabilities are to be incurred by the Acquired Companies.
“Interests” has the meaning given to it in paragraph 1 of Part II of this Acquired Companies Annex.
“Knowledge” means, when used in a particular representation in the Agreement with respect to Seller and relating to the transactions contemplated by this Acquired Companies Annex and (i) the Solar Holdings Portfolio Acquired Companies, the actual knowledge of the individuals as listed on Solar Holdings Portfolio Schedule K to this Acquired Companies Annex, (ii) the Dogwood Wind Acquired Companies, the actual knowledge of the individuals as listed on Dogwood Wind Schedule K to this Acquired Companies Annex, (iii) the Hatch Solar Acquired Companies, the actual knowledge of the individuals as listed on Hatch Solar Schedule K to this Acquired Companies Annex, (iv) the High Winds Acquired Companies, the actual knowledge of the individuals as listed on High Winds Schedule K to this Acquired Companies Annex, (v) the Nutmeg Solar Acquired Companies, the actual knowledge of the individuals as listed on Nutmeg Solar Schedule K to this Acquired Companies Annex, and (vi)  the Shaw Creek Solar Acquired Companies, the actual knowledge of the individuals as listed on Shaw Creek Schedule K to this Acquired Companies Annex, in each case after reasonable inquiry.
“Lassen Municipal District Capital Expenditure” means the total of amounts to be paid by Seller after the execution of the Agreement and after Closing to the Lassen Municipal District DG Portfolio 2019 Project for capital expenditures related to the solar trackers.
“Management Presentation” has the meaning set forth in Schedule 5.23 of this Acquired Companies Annex.
“Maximum Indemnification Amount” means fifteen percent (15%) of the Base Purchase Price.

“MBR Authority” means an entity that has received authority from FERC pursuant to section 205 of the Federal Power Act to make market-based sales of energy, capacity and ancillary services.
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“Nutmeg Solar Acquired Companies” means the Nutmeg Solar Company and the Nutmeg Solar Project Company, individually or collectively as the context requires.
“Nutmeg Solar Company” means Nutmeg Solar Holdings, LLC, a Delaware limited liability company.
“Nutmeg Solar Company Consents” means the Consents set forth in Nutmeg Solar Schedule 5.3 to this Acquired Companies Annex.
“Nutmeg Solar Existing Phase I Report” means the Phase I Environmental Site Assessment for the Nutmeg Solar Project, dated as of January 29, 2017, prepared by Ecology and Environment, Inc.
“Nutmeg Solar Excluded Items” means the items of Property or personal property described on Nutmeg Solar Schedule 7.12 to this Acquired Companies Annex.
“Nutmeg Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 20 megawatts nameplate capacity, that are included in the Nutmeg Solar Project.
“Nutmeg Solar Project” means the approximately 20 megawatt solar photovoltaic electric generating facility located in Hartford County, Connecticut, including any ongoing development and construction with respect thereto.
“Nutmeg Solar Project Company” means Nutmeg Solar, LLC, a Delaware limited liability company.
“Nutmeg Solar Project Site” means the portions of the Property on which the Nutmeg Solar Facility is located.
“Oliver Wind III Existing Phase I Report” means the Phase I Environmental Site Assessment for the Oliver Wind III Project, dated as of December 2016, prepared by Tetra Tech, Inc.
“Oliver Wind III Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 99 megawatts nameplate capacity, that are included in the Oliver Wind III Project.
“Oliver Wind III Project” means the approximately 99 megawatt wind power electric generating facility located in Morton and Oliver Counties, North Dakota, including any ongoing development and construction with respect thereto.
“Oliver Wind III Project Company” means Oliver Wind III, LLC, a Delaware limited liability company.
“Oliver Wind III Project Site” means the portions of the Property on which the Oliver Wind III Facility is located.
“Oliver Wind III Title Policy” means the Owner’s Policy of Title Insurance, policy number OX-10394742, for the Oliver Wind III Project as issued by Old Republic National Title Insurance Company.
“Osborn Wind Existing Phase I Report” means the Phase I Environmental Site Assessment for the Osborn Wind Project, dated as of December 9, 2016, prepared by Atwell, LLC.
“Osborn Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 201 megawatts nameplate capacity, that are included in the Osborn Wind Project.
“Osborn Wind Project” means the approximately 201 megawatt wind power electric generating facility located in Dekalb County, Missouri, including any ongoing development and construction with respect thereto.
“Osborn Wind Project Company” means Osborn Wind Energy, LLC, a Delaware limited liability company.
“Osborn Wind Project Site” means the portions of the Property on which the Osborn Wind Facility is located.
“Osborn Wind Title Policy” means the Owner’s Policy of Title Insurance, dated December 28, 2016, for the Osborn Wind Project as issued by the Stewart Title Guaranty Company.
“Outside Date” means January 3, 2022.
“PES Company” means Pacific Energy Solutions, LLC, a Delaware limited liability company.
“PES Solar Projects” means the approximately 13 megawatts of various distributed solar photovoltaic electric generating facilities located and identified in PES Company.

“PES Solar Facilities” means the various distributed generation solar photovoltaic electric generating facilities, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an aggregate estimated total of approximately 13 megawatts nameplate capacity, that are included in PES Company.
“Phase I Reports” has the meaning set forth in subparagraph 3(a) of Part V of this Acquired Companies Annex.
“Portfolio Project Model” means the financial model for the Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Post-Closing Working Capital Adjustment Payment” shall be an amount equal to (i) the Actual Working Capital minus (ii) the Estimated Working Capital.
“Project” means, as applicable, any of the Solar Holdings Portfolio Projects, the Hatch Solar Project, the High Winds Project, the Nutmeg Solar Project, the Oliver Wind III Project, the Osborn Wind Project, and the Shaw Creek Solar Project.
“Project Models” means, collectively, the financial models for the (i) DG Portfolio 2019 Acquired Companies, (ii) DG Waipio Acquired Companies, (iii) Dogwood Wind Acquired Companies, (iv) Hatch Solar Acquired Companies, (v) High Winds Acquired Companies, (vi) Nutmeg Solar Acquired Companies, (vii) Shaw Creek Solar Acquired Companies, and (viii) Sierra Solar Acquired Companies, and that have been agreed to by the Parties as of the Effective Date as the models to be used for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Purchase Price” has the meaning given to it in paragraph 1 of Part III of this Acquired Companies Annex.
“Purchase Price Allocation Schedule” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Purchaser Consents” means the Consents set forth under the heading “Purchaser Consents” in Solar Holdings Portfolio Schedule 7.1, Dogwood Wind Schedule 7.1, Hatch Solar Schedule 7.1, High Winds Schedule 7.1, Nutmeg Solar Schedule 7.1, and Shaw Creek Solar Schedule 7.1, to this Acquired Companies Annex.
“Sellco Acquired Companies” means the (i) Hatch Solar Acquired Companies, (ii) High Winds Acquired Companies, and (iii) Nutmeg Solar Acquired Companies, individually or collectively as the context requires.
“Sellco II” means NEP US SellCo II, LLC, a Delaware limited liability company.

“Sellco II Acquired Companies” means the (i) Solar Holdings Portfolio Company, (ii) Solar Holdings Portfolio Acquired Companies, (iii) Dogwood Wind Acquired Companies, and (iv) Shaw Creek Solar Acquired Companies, individually or collectively as the context requires.
“Seller Consents” means the Consents set forth under the heading “Seller Consents” in Solar Holdings Portfolio Schedule 7.1, Dogwood Wind Schedule 7.1, Hatch Solar Schedule 7.1, High Winds Schedule 7.1, Nutmeg Solar Schedule 7.1, and Shaw Creek Solar Schedule 7.1 to this Acquired Companies Annex.
“Shaw Creek Solar Acquired Companies” means the Shaw Creek Solar Company and the Shaw Creek Solar Project Company, individually or collectively as the context requires.
“Shaw Creek Solar Company” means Shaw Creek Solar Holdings, LLC, a Delaware limited liability company.
“Shaw Creek Solar Company Consents” means the Consents set forth in Shaw Creek Solar Schedule 5.3 to this Acquired Companies Annex.
“Shaw Creek Solar Existing Phase I Report” means the Phase I Environmental Site Assessment for the Shaw Creek Solar Project, dated as of March 8, 2016, prepared by Thomas & Hutton.
“Shaw Creek Solar Excluded Items” means the items of Property or personal property described on Shaw Creek Solar Schedule 7.12 to this Acquired Companies Annex.
“Shaw Creek Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 74.9 megawatts nameplate capacity, that are included in the Shaw Creek Solar Project.
“Shaw Creek Solar Project” means the approximately 74.9 megawatt solar photovoltaic electric generating facility located in Aiken County, South Carolina, including any ongoing development and construction with respect thereto.
“Shaw Creek Solar Project Company” means Shaw Creek Solar, LLC, a Delaware limited liability company.
“Shaw Creek Solar Project Site” means the portions of the Property on which the Shaw Creek Solar Facility is located.
“Shaw Creek Solar Title Policy” means the Owner’s Policy of Title Insurance, dated November 14, 2019, for the Shaw Creek Solar Project as issued by the Chicago Title Insurance Company.
“Sierra Solar Acquired Companies” means W2 Solar Holdings Company, Sierra Solar Funding Company, Sierra Solar Company, Westside Solar Project Company, and Whitney Point Solar Project Company, individually or collectively as the context requires.

“Sierra Solar Company” means Sierra Solar Holdings, LLC, a Delaware limited liability company.
“Sierra Solar Funding Company” means Sierra Solar Funding, LLC, a Delaware limited liability company.
“Solar Holdings Portfolio Acquired Companies” means the Sierra Solar Acquired Companies, the DG Portfolio 2019 Acquired Companies, and the DG Waipio Acquired Companies.
“Solar Holdings Portfolio Acquired Companies Consents” means the Consents set forth in Solar Holdings Portfolio Schedule 5.3 to this Acquired Companies Annex.
“Solar Holdings Portfolio Acquired Companies Excluded Items” means the items of Property or personal property described on Solar Holdings Portfolio Schedule 7.12 to this Acquired Companies Annex.
“Solar Holdings Portfolio Acquired Companies Facilities” means, as applicable, any of (i) with respect to Westside Solar Project Company, the Westside Solar Facility; (ii) with respect to Whitney Point Solar Project Company, the Whitney Point Solar Facility; (iii) with respect to PES Solar Project Company, the PES Solar Facilities; and (iv) with respect to DG Portfolio 2019 Project Holding Companies, and the DG Portfolio 2019 Solar Facilities.
“Solar Holdings Portfolio Acquired Companies Existing Phase I Reports” means the Phase I Environmental Site Assessment for the Westside Solar Project and Whitney Point Solar Project.
“Solar Holdings Portfolio Company” means Solar Holdings Portfolio 12, LLC, a Delaware limited liability company.
“Solar Holdings Portfolio Project” means, as applicable, any of the Westside Solar Project, the Whitney Point Solar Project, the PES Solar Projects and the DG Portfolio 2019 Projects.
“Title Company” means, as applicable, any of (i) Chicago Title Insurance Company for the Shaw Creek Solar Project, the Westside Solar Project, and the Whitney Point Solar Project, (ii) Stewart Title Company for the High Winds Project, and the Osborn Wind Project, and (iii) Commercial Partners Title Company for the Oliver III Wind Project.
“Title Policy” means, as applicable, any of the (i) Hatch Solar Title Policy, (ii)  High Winds Title Policy, (iii)  Oliver Wind III Title Policy, (iv)  Osborn Wind Title Policy, (v)  (vi)  Shaw Creek Solar Title Policy, (vii)  Westside Solar Title Policy, (viii)  Whitney Point Solar Title Policy, and (ix) Nutmeg Solar Title Policy.
“W2 Solar Holdings Company” means W2 Solar Holdings, LLC, a Delaware limited liability company.
“Westside Solar Existing Phase I Report” means the Phase I Environmental Site Assessment for the Westside Solar Project, dated as of August 2016, prepared by Dudek.

“Westside Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 20 megawatts nameplate capacity, that are included in the Westside Solar Project.
“Westside Solar Interconnection Agreement” means the Small Generator Interconnection Agreement, dated November 3, 2011, by and among the Westside Solar Project Company, Pacific Gas and Electric Company, and California Independent System Operator Corporation, as amended.
“Westside Solar Network Upgrades” means the Network Upgrades (as defined in the Westside Solar Interconnection Agreement) for the Westside Solar Project identified in Appendix A, Section 2 of the Westside Solar Interconnection Agreement.
“Westside Solar Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Westside Solar Project Company pursuant to the Westside Solar Interconnection Agreement for the completed Westside Solar Network Upgrades
“Westside Solar Project” means the approximately 20 megawatt solar photovoltaic electric generating facility located in Fresno County, California, including any ongoing development and construction with respect thereto.
“Westside Solar Project Company” means Westside Solar, LLC, a Delaware limited liability company.
“Westside Solar Project Site” means the portions of the Property on which the Westside Solar Facility is located.
“Westside Solar Title Policy” means the Owner’s Policy of Title Insurance, dated October 19, 2015, for the Westside Solar Project as issued by the Chicago Title Insurance Company.
“Whitney Point Solar Existing Phase I Report” means the Phase I Environmental Site Assessment for the Whitney Point Solar Project, dated as of September 2015, prepared by Dudek.
“Whitney Point Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 20 megawatts nameplate capacity, that are included in the Whitney Point Solar Project.
“Whitney Point Solar Interconnection Agreement” means the Small Generator Interconnection Agreement, dated November 3, 2011, by and among the Whitney Point Solar Project Company, Pacific Gas and Electric Company, and California Independent System Operator Corporation, as amended.

“Whitney Point Solar Project” means the approximately 20 megawatt solar photovoltaic electric generating facility located in Fresno County, California, including any ongoing development and construction with respect thereto.
“Whitney Point Solar Project Company” means Whitney Point Solar, LLC, a Delaware limited liability company.
“Whitney Point Solar Project Site” means the portions of the Property on which the Whitney Point Solar Facility is located.
“Whitney Point Solar Title Policy” means the Owner’s Policy of Title Insurance, dated October 19, 2015, for the Whitney Point Solar Project as issued by the Chicago Title Insurance Company.
“Working Capital Inputs” means the inputs in cells “C48” through “N48” in the worksheet labeled “Working Capital Inputs” in the Portfolio Project Model.

PART II: ACQUIRED INTERESTS AND OWNERSHIP STRUCTURE

1.The “Interests” to be acquired are:
a.one hundred percent (100%) of the membership interests of each of Dogwood Wind Holding Company, Hatch Solar Parent and High Winds Parent,
b.one hundred percent (100%) of the Class C Units of Solar Holdings Portfolio Company, and
c.thirty-three and three tenths percent (33.3%) of the membership interests of each of Nutmeg Solar Company and Shaw Creek Solar Company.
2.As of the Closing, SellCo will be:
a.the sole member and owner of one hundred percent (100%) of the membership interests of each of Hatch Solar Parent and High Winds Parent, and
b.a member and owner of thirty-three and three tenths percent (33.3%) of the membership interests of Nutmeg Solar Company.
3.Hatch Solar Parent is the sole member of the Hatch Solar Project Company.
4.High Winds Parent is the sole member of the High Winds Project Company.
5.Nutmeg Solar Company is the sole member of the Nutmeg Solar Project Company.
6.As of the Closing, SellCo II will be
a.the sole member and owner of one hundred percent (100%) of the membership interests of Dogwood Wind Holding Company,
b.the sole Class C member and owner of one hundred percent (100%) of the Class C Units of Solar Holdings Portfolio Company, and
c.a member and owner of thirty-three and three tenths percent (33.3%) of the membership interests of Shaw Creek Solar Company.
7.Dogwood Wind Holding Company is the sole Class A member of Dogwood Wind Company. Dogwood Wind Company is the sole member of each of Oliver Wind III Project Company and Osborn Wind Project Company.
8.Solar Holdings Portfolio Company is the sole member and owner of W2 Solar Holdings Company, DG Portfolio 2019 Holding Company and DG Waipio Company. W2 Solar Holdings Company is the sole member and owner of Sierra Solar Funding Company. Sierra Solar Funding Company is the sole member and owner of Sierra Solar Company. Sierra Solar Company is the sole member and owner of each of Westside Solar Project

Company and Whitney Point Solar Project Company. DG Portfolio 2019 Holding Company is the sole member and owner of DG Portfolio 2019 Company. DG Portfolio 2019 Company is the sole member and owner of each of the DG Portfolio 2019 Project Holding Companies. DG Waipio Company is the sole member and owner of PES Company.
9.Shaw Creek Solar Company is the sole member of Shaw Creek Solar Project Company.

PART III: TRANSACTION TERMS AND CONDITIONS
1.Transaction; Purchase Price. At Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in, to and under, the Interests. The aggregate consideration to be paid for the purchase of the Interests to which this Acquired Companies Annex applies shall consist of the payment of (such amount, collectively, the “Purchase Price”):
(a)an amount equal to the Closing Purchase Price shall be paid by Purchaser to Seller on the Closing Date as provided in subparagraph 3(a) of this Part III, plus
(b)the Post-Closing Working Capital Adjustment Payment, which shall be paid to the appropriate Party as provided in subparagraph 3(f) of this Part III (whether positive or negative).

2.Manner and Forms of Payment of Purchase Price. The Closing Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available U.S. funds to such account or accounts as Seller may specify in a written notice given to Purchaser on or prior to the Closing Date. All payments made following the Closing Date of any amounts due to Seller as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to one of the accounts previously specified by Seller and selected by Purchaser unless one of such accounts or another account is specified by Seller in a written notice given to Purchaser (not less than two (2) Business Days prior to the date on which any such payment is due to be made). All payments made following the Closing Date of any amounts due to Purchaser as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to such account or accounts as Purchaser may specify in a written notice given to Seller (not less than two (2) Business Days prior to the date on which any such payment is due to be made).
3.Purchase Price Calculation and Adjustments. The Base Purchase Price, the Closing Purchase Price and the Purchase Price with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies shall be determined as follows:
(a)The Portfolio Project Model sets forth the Base Purchase Price as of the Closing Date that has been agreed to by Seller and Purchaser. The Base Purchase Price shall be adjusted by the Estimated Working Capital (positive or negative). Such Base Purchase Price, as adjusted, shall be the Closing Purchase Price.
(b)Within sixty (60) days after the Closing Date, Seller will prepare (at Seller’s expense) and deliver to Purchaser a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Seller to calculate the Actual Working Capital, together with a reasonably detailed explanation of, and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser objects in writing to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the dispute resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Purchaser, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser does not object in writing to Seller, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date.
(c)If the list of the Working Capital Inputs as of the Closing Date is not prepared and delivered by Seller within the sixty (60) day period set forth in subparagraph 3(b) above, Purchaser shall be entitled (but not obligated) during the fifteen (15) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Purchaser’s expense) and deliver to Seller a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Purchaser to calculate the Actual Working Capital, together with a reasonably detailed explanation and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Seller objects in writing to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the objection and resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Seller, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Seller does not object in writing to Purchaser, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Purchaser shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date.
(d)If neither Purchaser nor Seller prepare and timely deliver a list of the Working Capital Inputs as of the Closing Date in accordance with subparagraph 3(b) or subparagraph 3(c), above, no adjustments to the Portfolio Project Model will be made pursuant to subparagraph 3(f) below and the Closing Purchase Price shall be the Purchase Price.
(e)If Purchaser timely objects to Seller’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(b) or if Seller timely objects to Purchaser’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(c), then Seller and Purchaser shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a ten (10) day period commencing on delivery of written notice of objection pursuant to subparagraph 3(b) or subparagraph 3(c), as the case may be. Should such negotiations not result in an agreement as to the Working Capital Inputs as of the Closing Date within such ten (10) day period (or such longer period as Seller and Purchaser may mutually agree in writing), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Seller and Purchaser, and their respective representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and determine the Working Capital Inputs as of the Closing Date. The Parties hereby agree that the Neutral Auditor shall only decide the values ascribed to the specific disputed items, and the Neutral Auditor’s decision with respect to such disputed items must be within the range of values assigned to each such item in the applicable proposed list of the Working Capital Inputs as of the Closing Date delivered by Seller or Purchaser, as the case may be, and the notice of objection, respectively. The Neutral Auditor shall be directed to determine such values (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this subparagraph 3(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Purchaser. The Neutral Auditor shall be directed to resolve the disputed items and deliver to Seller and Purchaser a written determination of the amounts for such disputed items (such determination to be made consistent with this subparagraph 3(e), to include all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained and such determination will be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. Notwithstanding anything in the Agreement to the contrary, the dispute resolution mechanism contained in this subparagraph 3(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Working Capital Inputs as of the Closing Date for purposes of revising the Portfolio Project Model as set forth in subparagraph 3(f) below, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article X of the Agreement for Losses relating to matters used in determining or calculating the Working Capital Inputs as of the Closing Date (other than the failure to pay amounts, if any, that become due and payable pursuant to subparagraph 3(f) below) or in respect of any of the assets or liabilities that are transferred to or assumed by Purchaser and that were included in the calculation of the Post-Closing Working Capital Adjustment Payment. Within five (5) Business Days following the delivery by the Neutral Auditor to Seller and Purchaser of the Neutral Auditor’s written determination of the amounts of the disputed items of Working Capital Inputs as of the Closing Date, the representatives of the Parties shall meet to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s or Purchaser’s list of Working Capital Inputs as of the Closing Date delivered pursuant to subparagraph 3(b) or subparagraph 3(c) above, as the case may be, as modified by the Neutral Auditor’s determination of the amounts of the specific disputed items; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using the applicable list of Working Capital Inputs as of the Closing Date as modified by the Neutral Auditor.
(f)Within the applicable period set forth in subparagraphs 3(b), 3(c) or 3(e) above, as applicable, representatives of the Parties shall meet to revise the Portfolio Project Model as follows:
(i)the representatives of the Parties shall revise the Working Capital Inputs to the Portfolio Project Model to reflect all changes to the Working Capital Inputs; and
(ii)following the completion of the revisions described in clause (i) and the re-run of the Portfolio Project Model, the Purchase Price shall be set forth in cell “C14” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model.
Immediately upon completion of the revision of the Portfolio Project Model as set forth in subparagraphs (i) and (ii) of this subparagraph 3(f), Seller shall calculate the Post-Closing Working Capital Adjustment Payment (which calculation shall, in the absence of manifest error, be binding on Seller and Purchaser) and not later than one (1) Business Day after such calculation is completed, notify Purchaser of the amount of the Post-Closing Working Capital Adjustment Payment (which may be a positive or negative amount). If the Post-Closing Working Capital Adjustment Payment is a positive amount, then Purchaser shall pay in cash to Seller such positive amount. If the Post-Closing Working Capital Adjustment Payment is a negative amount, then Seller shall pay in cash to Purchaser an amount equal to the absolute value of the Post-Closing Working Capital Adjustment Payment. Any such payment in respect of the Post-Closing Working Capital Adjustment Payment will be due and payable within three (3) Business Days after the Seller gives notice to Purchaser of the Post-Closing Working Capital Adjustment Payment as provided in this subparagraph 3(f). Any payments made pursuant to this subparagraph 3(f) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

PART IV: ADDITIONAL CLOSING DELIVERABLES
1.Additional Seller Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.2 of the Agreement to be delivered by Seller at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Seller shall deliver to Purchaser the following certificates, agreements and other documents (if “none” is written below, then there are no additional Seller Closing deliverables):
(a)the Build-Out Agreement duly executed by NEER.
(b)the Renewable Energy Credit Participation Agreement duly executed between DG 1, LLC and Purchaser
(c)the Hatch Solar Title Policy that is reasonably acceptable to Purchaser

2.Additional Purchaser Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.3 of the Agreement to be delivered by Purchaser at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Purchaser shall deliver to Seller the following certificates, agreements and other documents (if “none” is written below, then there are no additional Purchaser Closing deliverables):
(a)the Build-Out Agreement duly executed by Purchaser.

PART V: ADDITIONAL CLOSING CONDITIONS
1.Both Parties’ Obligation to Close. In addition to the conditions to each Party’s respective obligations to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.4 of the Agreement, the respective obligations of each Party to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by agreement of Seller and Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.4 of the Agreement):
(a)FERC 203 Approval is received
2.Seller’s Obligation to Close. In addition to the conditions to Seller’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.5 of the Agreement, the obligation of Seller to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.5 of the Agreement):
(a)none.
3.Purchaser’s Obligation to Close. In addition to the conditions to Purchaser’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.6 of the Agreement, the obligation of Purchaser to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.6 of the Agreement):

(a)Seller shall have delivered a Phase I environmental site assessment for (i) the Hatch Solar Project Site, (ii) the High Winds Project Site, (iii) the Oliver Wind III Project Site, (iv) the Osborn Wind Project Site, (v) the Shaw Creek Solar Project Site, (vi) the Westside Solar Project Site, (vii) the Whitney Point Solar Project Site, and (viii) the Nutmeg Solar Project Site dated not earlier than one hundred eighty (180) days prior to the Closing Date (the “Phase I Reports”) to the Purchaser.

PART VI: ADDITIONAL REPRESENTATIONS AND WARRANTIES
1.    Additional Seller Representations and Warranties:

In addition to the representations and warranties of Seller set forth in Article IV, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article IV of the Agreement):
(a) none.

2.    Additional Seller Representations and Warranties in respect of the Acquired Companies:

In addition to the representations and warranties of Seller set forth in Article V, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article V of the Agreement):
(a)none.
3.    Additional Purchaser Representations and Warranties:

In addition to the representations and warranties of Purchaser set forth in Article VI, Purchaser hereby represents and warrants to Seller (if “none” is written below, then there are no additional representations and warranties under Article VI of the Agreement):
(a)none.

PART VII: ADDITIONAL COVENANTS AND AGREEMENTS
1.Allocation of Purchase Price.
(a)With respect to the acquisition of the Interests, within ninety (90) days after all adjustments to the Purchase Price pursuant to this Acquired Companies Annex have been completed, Purchaser shall deliver to Seller a schedule (the “Purchase Price Allocation Schedule”) prepared in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, Seller and Purchaser shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s receipt of the Purchase Price Allocation Schedule, to an allocation of the Purchase Price among the assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit.
(b)Seller shall cooperate with Purchaser to cause valid elections under Section 754 of the Code (and any corresponding provisions of state and local Tax law) to be in effect for the Acquired Companies for the taxable period in which Purchaser acquires the Interests.
2.Outstanding Equity Contributions. Seller shall contribute (or will cause to be contributed) the following contributions:
(a) none.
3.Phase I Environmental Site Assessment. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for any Identified Environmental Losses (the “Environmental Reimbursement”). The Environmental Reimbursement shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.
4.     Westside Solar Network Upgrades Reimbursement.    Purchaser agrees that, following the Closing and promptly upon receipt thereof, Purchaser will pay (or will cause to be paid) to Seller the full amount for the Westside Solar Network Upgrades Reimbursement.
5.     High Winds Insurance Reimbursement.    Purchaser agrees that, following the Closing and promptly upon receipt thereof, Purchaser will pay (or will cause to be paid) in full to Seller an amount equal to the High Winds Insurance Reimbursement.

6.     Lassen Municipal District Capital Expenditures.    Seller agrees that, following the execution of the Agreement and Closing, Seller will cause to be completed the solar tracker repairs for the Lassen Municipal District DG Portfolio 2019 Project described on Schedule 7.12 and will pay (or will cause to be paid) in full the capital expenditures related to the solar trackers for the Lassen Municipal District DG Portfolio 2019 Project, a DG Portfolio 2019 Solar Facility in HL Solar, LLC.

7.     DG Waipio Hawaii General Excise Taxes. Seller agrees that, following the execution of the Agreement and Closing, Seller will pay (or will cause to be paid) in full the Hawaii General Excise taxes related to the DG Waipio Projects incurred prior to Closing.

8.    High Winds ASA. Sellers agree to cause FPL Energy, LLC not to terminate that certain Administrative Services Agreement, dated as of June 1, 2003, among FPL Energy, LLC and the High Winds Project Company pursuant to Article 3 thereof prior to the twentieth (20th) anniversary of the Closing.

9.    High Winds O&M Agreement. Sellers agree to cause FPL Energy Operating Services, Inc. not to terminate that certain Operation and Maintenance Agreement, dated as of June 1, 2003, among FPL Energy Operating Services, Inc. and the High Winds Project Company pursuant to Article 6 thereof prior to the twentieth (20th) anniversary of the Closing.

PART VIII: TERMINATION
1. Termination. The Acquired Companies Acquisition contemplated by this Acquired Companies Annex, and, except as otherwise provided in Section 8.2 of the Agreement, the applicability of the provisions of the Agreement to such Acquired Companies Acquisition, may be terminated, and the transactions contemplated hereby or thereby may be abandoned, as follows:
(i)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by the mutual written consent of Seller and Purchaser at any time prior to the Closing with respect to such Acquired Companies Acquisition having occurred, such termination to be effective as of the date both Seller and Purchaser have signed such written consent;
(ii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if the Closing with respect to such Acquired Companies Acquisition, shall not have been consummated on or prior to the Outside Date, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that the right to terminate the Agreement with respect to such Acquired Companies Acquisitions under this subparagraph 1(ii) shall not be available to Purchaser or Seller, as applicable, if Purchaser or Seller, as applicable, has materially breached any of its respective representations and warranties contained in the Agreement with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex or has failed to perform or comply with any of its respective obligations, covenants, agreements or conditions with respect to such Acquired Companies Acquisition required to be performed or complied with by such Party under the Agreement and such breach or failure has been the cause of, or resulted in, the failure of the applicable Closing to occur on or before such date;
(iii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if there shall be any Law that makes consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, it being agreed that the Parties hereto shall comply with their obligations under Section 7.1 of the Agreement with respect to any adverse determination which is appealable, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement;
(iv)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Purchaser contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Purchaser prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Purchaser continues to exercise such Commercially Reasonable Efforts, Seller may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Seller is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(v)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if Seller has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Seller contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Seller prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Seller continues to exercise such Commercially Reasonable Efforts, Purchaser may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Purchaser is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(vi)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Purchaser fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; or
(vii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Seller fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement.
2.    Termination. In addition to the applicable effects of termination of an Acquired Companies Acquisition set forth in Section 8.2 of the Agreement, if the Agreement is validly terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex pursuant to paragraph 1 of this Part VIII, there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates) with respect to the Acquired Companies Acquisitions contemplated by this Acquired Companies Annex, the Agreement shall thereupon terminate with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex and become void and of no further force and effect and the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex shall be abandoned without further action of the Parties, except as provided in Section 8.2 of the Agreement.

PART IX: MODIFICATIONS TO AGREEMENT
The following provisions of the Agreement are amended as follows with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies (if “none” is written below, then there are no modifications made to provisions of the Agreement under this Part IX):
(a)Exhibit A to the Agreement is hereby amended by adding the following additional definitions in appropriate alphabetical order:
“Sellco II” means NEP US SellCo II, LLC, a Delaware limited liability company.
“Sellco II Acquired Companies” have the meaning, with respect to each group of Acquired Companies, set forth in the Acquired Companies Annex applicable to such Acquired Companies.
“Seller” has the meaning given to it in the preamble; provided, that, for all the purposes of the Agreement and the applicable Acquired Companies Annex, the term “Seller” shall be deemed to mean Sellco II with respect to the Sellco II Acquired Companies, and the rights, interests and obligations with respect thereto under the Agreement and the applicable Acquired Companies Annex and SellCo shall have no rights, interests or obligations under this Agreement and the applicable Acquired Companies Annex with respect to the Sellco II Acquired Companies.

(b)Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, including any applicable Acquired Companies Annex, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in the Interests.”
(c)The first sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“With respect to each Acquired Companies Acquisition, subject to the satisfaction of the Closing Conditions applicable to such Acquired Companies Acquisition, or the waiver thereof by the Party entitled to waive the applicable Closing Condition, the closing of the sale of the Interests and the consummation of such Acquired Companies Acquisition (each, a “Closing”) shall take place at the offices of Seller (or at such other place as the Parties may designate in writing) on the third (3rd) Business Day following the date on which all of the applicable Closing Conditions have been satisfied (other than Closing Conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Closing Conditions) or waived by the Party entitled to waive the applicable Closing Condition, or on such other Business Day thereafter on or prior to the Outside Date that is agreed to in writing by Purchaser and Seller.”

(d)Subparagraph (b) of Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    [Reserved];”

(e)Subparagraph (a) of Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Schedule 5.2 to the applicable Acquired Companies Annex accurately sets forth the ownership structure and capitalization of each Acquired Company as of the Closing Date.”

(f)The first sentence of Section 5.12(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Other than as described in Schedule 5.12(g) to the applicable Acquired Companies Annex, there is no pending litigation known to any Acquired Company or Seller affecting the Property, nor any eminent domain proceedings affecting or threatened against the Property, nor, to Seller’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation.”

(g)Section 5.14(e) and Section 5.14(f) of the Agreement are hereby deleted in their entirety and replaced with the following:
“(e)    Except as set forth in Schedule 5.14(e) to the applicable Acquired Companies Annex, to Seller’s Knowledge, there has been no Release of any Hazardous Material as a result of acts or omissions of the Acquired Companies at or from any Property in connection with the Business that would reasonably be expected to result in a Material Adverse Effect.

(3)(f)    Except as set forth in Schedule 5.14(f) or as provided in the Phase I Reports, Hazardous Materials are not present at, on, under, in, or about the Property or any real property which is the subject of any leases entered by any Acquired Company in connection with the Business (i) in violation of Environmental Law; (ii) which could reasonably be expected to give rise to liability under any applicable Environmental Law, materially interfere with the continued operations of the Business through and after the applicable Closing, or impair the value of the Property or any such leased property; or (iii) reasonably be expected to require remedial action). This Section 5.14 contains the sole and exclusive representations and warranties of Seller with respect to Hazardous Materials, Environmental Laws, and other environmental matters, as identified herein.”

(h)The first sentence of Section 9.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Seller shall be responsible for and indemnify Purchaser against any Tax with respect to any applicable Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the applicable Closing Date; provided, however, that Seller shall not be liable for, and shall not indemnify Purchaser for, any liability for Taxes (i) that were included as a liability in calculating the applicable Post-Closing Working Capital Adjustment Payment; (ii) that were otherwise paid by Seller, (iii) that were recoverable from a Person other than the Purchaser or the applicable Acquired Companies or (iv) resulting from transactions or actions taken by Purchaser or the applicable Acquired Companies after the applicable Closing.”

EXHIBIT A
FORM OF BUILD-OUT AGREEMENT
[The form of Build-Out Agreement follows this cover page]

Execution Version

BUILD-OUT AGREEMENT

This BUILD-OUT AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“NEP Acquisitions”). NextEra and NEP Acquisitions shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.(i) Oliver Wind III, LLC, a Delaware limited liability company (“Oliver Wind III Project Company”), has developed and owns an approximately 99 megawatt wind power electric generating facility located in Morton and Oliver Counties, North Dakota (the “Oliver Wind III Project”); (ii) Osborn Wind Energy, LLC, a Delaware limited liability company (“Osborn Wind Project Company”), has developed and owns an approximately 201 megawatt wind power electric generating facility located in Dekalb County, Missouri (the “Osborn Wind Project”); (iii) Hatch Solar Energy Center I LLC, a New Mexico limited liability company (“Hatch Solar Project Company”), has developed and owns an approximately 5 megawatt solar photovoltaic electric generating facility located in Dona Ana County, New Mexico (the “Hatch Solar Project”); (iv) High Winds, LLC, a Delaware limited liability company (“High Winds Project Company”), has developed and owns an approximately 162 megawatt wind power electric generating facility located in Solano County, California (the “High Winds Project”); (v) Westside Solar, LLC, a Delaware limited liability company (“Westside Solar Project Company”), has developed and owns an approximately 20 megawatt solar photovoltaic electric generating facility located in Fresno, County, California (the “Westside Solar Project”); (vi) Whitney Point Solar, LLC, a Delaware limited liability company (“Whitney Solar Project Company”), has developed and owns an approximately 20 megawatt solar photovoltaic electric generating facility located in Fresno County, California (the “Whitney Point Solar Project”); (vii) Nutmeg Solar, LLC, a Delaware limited liability company (“Nutmeg Solar Project Company”), has developed and owns an approximately 20 megawatt solar photovoltaic electric generating facility located in Hartford County, Connecticut (the “Nutmeg Solar Project”); and (viii) Shaw Creek Solar, LLC, a Delaware limited liability company (“Shaw Creek Solar Project Company”), has developed and owns an approximately 74.9 megawatt solar photovoltaic electric generating facility located in Aiken County, South Carolina (the “Shaw Creek Solar Project”); and Oliver Wind III Project Company, Osborn Wind Project Company, Hatch Solar Project Company, High Winds Project Company, Westside Solar Project Company, Whitney Point Solar Project Company, Nutmeg Solar Project Company, and Shaw Creek Solar Project Company, hereinafter collectively the “Project Owners”, and each, a “Project Owner”); each of the Oliver Wind III Project, the Osborn Wind Project and the High Winds Project hereinafter collectively the "Wind Projects", and each a "Wind Project"; each of the Hatch Solar Project, Westside Solar Project, Whitney Point Solar Project, Nutmeg Solar Project, and Shaw Creek Solar Project hereinafter collectively the "Solar Projects", and each a "Solar Project"; and each of the Wind Projects and each of the Solar Projects hereinafter collectively the “Projects”, and each, a “Project”).
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2.Each Project is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the applicable Project Owner is a party on the date hereof (“Project Easements”).
3.NextEra or its Affiliates own, or may in the future own options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within (x) five (5) kilometers of any Wind Turbines on a Wind Project, and (y) to the extent any such rights are reasonably expected to result in any Shading and Soiling Effect on a Solar Project, the “Subsequent Phase Land Rights”, and together with the applicable Project Easements for any such Project, “Wind and Solar Project Land Rights”).
4.The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional electric generating facilities and energy storage facilities.
5.The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on each Project Owner as a result of the Wind Interference Effect (in the case of Wind Projects), Shading and Soiling Effect (in the case of Solar Projects), Transmission Access Effect and O&M Interference Effect caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase in an orderly and financeable manner, and (c) the protection of each of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1.Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control. For purposes of this Agreement, Affiliates of NextEra include any investment funds or publicly-traded vehicles for the ownership of operating power generation or transmission assets (such as a “yield co”) controlled by NextEra Energy, Inc. or an Affiliate of
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NextEra Energy, Inc., which, notwithstanding anything to the contrary contained herein, shall expressly include NextEra Energy Partners, LP (“NEP”), or an entity with respect to which NEP or an Affiliate of NEP is the “managing member” (or otherwise exercises control) and has the rights to significant economic interests therein, in either case so long as NextEra or any Affiliate of NextEra controls (x) the general partner of NEP or (y) the “Manager” of NextEra Energy Operating Partners LP (“OpCo”) who is the counterparty to that certain Second Amended and Restated Management Services Agreement between OpCo, such “Manager” and the other parties thereto dated as of August 4, 2017.
“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means as to the Project Owners, the amount set forth in cell D62 in the A-12 Valuation Summary DCF tab of the Project Model for the Projects after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Projects, as determined by NextEra in consultation with each of the applicable Independent Engineer, Independent Wind Consultant, and the applicable Independent Transmission Consultant.
“Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for each of the Projects.
“Deemed Non-Impacting Phase” means any Subsequent Phase the boundaries, or any physical infrastructure, of which are located more than one (1) kilometer from the boundaries, or any physical infrastructure, of a Solar Project.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
“Implementation” or “Implement” means as to each of the Projects, the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Engineer” for such Project on Schedule 1 hereto .
“Independent Transmission Consultant” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Transmission Consultant” for such Project on Schedule 1 hereto.
“Independent Wind Consultant” has the meaning, with respect to a Wind Project, the entity or entities, as the context may require, set forth as the “Independent Wind Consultant” for such Project on Schedule 1 hereto
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“Interconnection Agreement” means as to each of the Projects, (i) that certain Large Generator Interconnection Agreement, dated as of May 23, 2016, by and between Oliver Wind III, LLC and Minnkota Power Cooperative, Inc, (ii) that certain Large Generator Interconnection Agreement, Southwest Power Pool, Inc. and Transource Missouri, LLC, (iii) that certain Amended and Restated Interconnection Agreement, dated as of August 2, 2011, by and between Hatch Solar Energy Center I, LLC and El Paso Electric Company, (iv) that certain Generator Interconnection Agreement, dated as of May 30, 2003, by and between High Winds, LLC and Pacific Gas and Electric Company, (v) that certain Small Generator Interconnection Agreement, dated as of November 3, 2011, and as amended, by and between Westside Solar, LLC and Pacific Gas and Electric Company, (vi) that certain Small Generator Interconnection Agreement, dated as of November 3, 2011, by and between Whitney Point Solar, LLC and Pacific Gas and Electric Company, (vii) that certain Standard Small Generator Interconnection Agreement, dated as of March 20, 2020, by and between Nutmeg Solar, LLC and ISO New England, Inc and The Connecticut and Power Company, (viii) that certain Generator Interconnection Agreement, dated as of December 16, 2016, by and between Shaw Creek Solar, LLC and South Carolina Electric and Gas Company.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means as to each of the Projects, the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Other Facility” means an electric generating facility, including without limitation an energy storage facility that does not include a Wind Turbine and does not contain photovoltaic modules.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in each Interconnection Agreement.
“Project” or “Projects” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
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“Project Easements” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Project Model” has the meaning set forth in the Purchase and Sale Agreement with respect to the Projects, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Cash Adjustment has been paid.
“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended as of September 8, 2016, and as amended, supplemented and modified, by the Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of [Month] [●], 2021, and the 2021-A Acquired Companies Annex for the 2021-A Acquired Companies attached as Attachment 1 thereto.
“Repowering” or “Repowered” means the changes or replacement of the equipment constituting an electric generation facility or energy storage facility which increases the transmission impact of such facility.
“Shading and Soiling Effect” means the identified detrimental effect on any Solar Project Owner due to the Implementation of a Subsequent Phase, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of shading and/or soiling created or increased by the presence of the Subsequent Phase in connection with the Implementation of such Subsequent Phase, all of the above as then reasonably determined by the Independent Engineer; provided, that any Deemed Non-Impacting Phase shall be deemed not to result in any Shading and Soiling Effect.
“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means (a) any electric generation facility, expansion of an electric generation, energy storage facility, expansion of an energy storage facility or Repowering, which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, no electric generation facility or energy storage facility that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, in the event that (1) such Compliant Project is a wind farm and more than two (2) Wind Turbines included in any Compliant Project are to be relocated or Repowered and such Wind Turbines would be within five (5) kilometers of any Project after such relocation or Repowering or (2) any electric generating equipment with capacity to generate more than 4.0 MW of electricity included in any Compliant Project is reasonably expected to result in any Shading and Soiling Effect (provided such relocation is within 1.0 (one) kilometer of a Project), then in each case the relocation or Repowering of the applicable electric generation equipment will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the electrical generation equipment at, the Projects shall not be subject to this Agreement.
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“Subsequent Phase Effect” means (i) with respect to a Subsequent Phase that is a wind farm, the net effect on any Project of the aggregate of the Wind Interference Effect (to the extent the applicable Project is a Wind Project), Shading or Soiling Effect (to the extent the applicable Project is a Solar Project), the Transmission Access Effect and the O&M Interference Effect, and (ii) with respect to a Subsequent Phase that is a solar farm or an Other Facility, the net effect on any Project of the aggregate of the Shading or Soiling Effect (to the extent such Project is a Solar Project), Transmission Access Effect and the O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 3 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” mean any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means (a) with respect to a Subsequent Phase that is an electric generation facility, the right to use (i) the Wind and Solar Project Land Rights, (ii) any facilities or infrastructure of a Project Owner, or (iii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and the Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), and (b) with respect to a Subsequent Phase that is an energy storage facility, the rights to use (i) any facilities or infrastructure of the applicable Project Owner, or (ii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), in each case of clause (a) and (b), to the extent such right relates to the Implementation after the date hereof of a Subsequent Phase, the expansion after the date hereof of a Subsequent Phase (other than a Project), or the relocation or Repowering (as applicable) after the date hereof of more than two (2) Wind Turbines at a wind farm, more than 4.0 MW at a solar project or electric generating equipment with a capacity to generate more than 4.0 MW of electricity at any Other Facility (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind and Solar Project Land Rights” has the meaning given in paragraph 3 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner,
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calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Engineer.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2.Rules of Interpretation.
(a)Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b)In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d)This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.

ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES
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2.1.Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, NEP Acquisitions acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.
(a)Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to each Project Owner, the Independent Wind Consultant (to the extent the Subsequent Phase is wind farm), each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the applicable Independent Engineer to analyze and determine on a preliminary basis the applicable Wind Interference Effect, applicable Shading and Soiling Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the applicable Independent Engineer to calculate the applicable Wind Interference Effect, applicable Shading and Soiling Effect, and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect; provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to (x) a Wind Interference Effect if no Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project, or (y) a Shading and Soiling Effect if no Solar Facilities or the Subsequent Phase will be within 1.0 (one) kilometer of any Solar Project.
(b)Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(a), NextEra will run the applicable Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
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(c)If the Project Model as modified for the Subsequent Phase Effect, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Cash Adjustment assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Cash Adjustment is equal to or less than zero, no further action is required under this Section 2.1(c).
(d)As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to NEP Acquisitions.
(e)Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect a Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(f)Based on the Subsequent Phase Effect, if any, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) under Section 2.1(e), NextEra will re-run the Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(g)If the final determination of the Subsequent Phase Effect, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to NEP Acquisitions, NextEra will determine the Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Cash Adjustment, as applicable, due to NEP Acquisitions. If the Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Cash Adjustment equal to or less than zero, then, no further action is required under this Section 2.1(g).
(h)Upon payment of a Cash Adjustment, the Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.
(i)If NEP Acquisitions disputes the calculation of a Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Cash Adjustment that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of
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receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Cash Adjustment payment (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless NEP Acquisitions or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(j)NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to NEP Acquisitions.

ARTICLE THREE
GENERAL PROVISIONS
3.1.Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:
If to NEP Acquisitions, to:
NEP Acquisitions, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Corporate Secretary

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Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

If to NextEra, to:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

3.2.No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement.
3.3.Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4.Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(j), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) NEP Acquisitions or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of NEP Acquisitions or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5.Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.
3.6.Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument. Facsimile or electronic mail signatures (in .pdf format) will be accepted as original signatures for purposes of this Agreement.
3.7.Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
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3.8.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9.Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
3.10.No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.
3.11.Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
3.12.Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13.Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or NEP Acquisitions.
SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NEXTERA ENERGY RESOURCES, LLC

By:
Name:
Title:

[Signature Page to Build-Out Agreement]
13

NEXTERA ENERGY PARTNERS
ACQUISITIONS, LLC

By:
Name:
Title:

[Signature Page to Build-Out Agreement]
14

SCHEDULE 1
CONSULTANTS

1. “Independent Engineer” means, (a) with respect to each of the Oliver Wind III Project, Osborn Wind Project, Sargent & Lundy, L.L.C. and DNV, GL, (b) with respect to each ofthe the Westside Solar Project, Whitney Point Solar Project, Luminate, LLC, (c) with respect to the Hatch Solar Project, [*]; (d) with respect to the High Winds Project, Gerrad Hassan; (e) with respect to the Nutmeg Solar Project, LaBella Associates.

2. “Environmental Consultant” means, (a) with respect to the Oliver Wind III Project, Tetra Tech, Inc, (b) with respect to the Osborn Wind Project, Atwell, LLC; (c) with respect to the Hatch Solar Project, URS Corporation; (d) with respect to the Nutmeg Solar Project, Tetra Tech, Inc; (e) with respect to the Shaw Creek Solar Project, Thomas & Hutton; (f) with respect to eac of the Westside Solar Project and Whitney Point Solar Project, Dudek; (g) with respect to the High Winds Project, SWCA Environmental Consultants.

3. “Independent Transmission Consultant” means, (a) with respect to each of the Oliver Wind III Project, Osborn Wind Project, Westside Solar Project, Whitney Point Solar Project, Siemens Power Technologies International; (b) with respect to the High Winds Project, [*]; (c ) with respect to the Hatch Solar Project, [*]; (d) with respect to the Nutmeg Solar Project, [*].

4. “Independent Wind Consultant” means, (a) with respect to each of the Oliver Wind III Project and Osborn Wind Project, (DNV GL), (b) with respect to the High Winds Project, Gerrad Hassan.

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APPENDIX 1

DG PORTFOLIO 2019 PROJECT HOLDING COMPANIES AND PROJECTS

PROJECT HOLDING COMPANY	PROJECT
DG Minnesota CSG, LLC
MN Comm Solar - Lenzen
MN Comm Solar - Hauer
MN Comm Solar – Eastgate1
MN Comm Solar - Sherburne North
MN Comm Solar - Scandia Trail
MN Comm Solar - Tundra - Cottage Grove
MN Comm Solar - Tundra - Big Lake
MN Comm Solar - Devine‐Johnson
MN Comm Solar - Schultz North
MN Comm Solar - Tundra - Hammer
MN Comm Solar - Tundra - Monticello
MN Comm Solar - Tundra - Tiller
MN Comm Solar - Held
Project Haven

DG Minnesota CSG 1, LLC	MN Comm Solar - Tundra - Helgeson MN Comm Solar – Menke
DG LF Solar, LLC	Tesla - Town of Cheshire Tesla - Town of Newtown Tesla - Town of Ulster King's Park Oceanus - Franklin Oceanus - Malone
DG New Jersey Solar, LLC	DSM
DG Northeast Solar, LLC
Bethlehem East
Bethlehem West
Becton Dickinson - Canaan Solar
Hardwick Athol
Hardwick Eagle Hill
Oneida Sutliff South
Oneida Sutliff West
Macy's Monmouth Mall
Home Depot - Cape May
Home Depot - Egg Harbor
Home Depot - Hazlet
Home Depot - Neptune
Home Depot – Sicklerville
Home Depot - Tom's River
Home Depot - W Long Branch

Home Depot - West Berlin Home Depot - Milltown Home Depot - Riverdale Home Depot - W Hartford Home Depot - Waterbury RLS Vanguard Tompkins Cortland Community College Tesla - Dickinson Kennebunk Solar KMT Solar
HL Solar LLC	Lassen Municipal District
DG California Solar, LLC
Merced - Ada Givens Elem
Merced - Allen Peterson Elem
Merced - Charles Wright Elem
Merced - Donn Chenoweth Elem
Merced - Hebert Hoover Middle
Merced - John Muir Elem
Merced - Leotine Gracey Elem
Merced - Luther Burbank Elem
Merced - Maintenance, Ops, Trans
Merced - Margaret Sheehy Elem
Morongo - Condor Elementary School
Morongo - Friendly Hills Elementary School
Morongo - Joshua Tree Elementary School
Morongo - La Contenta Middle School
Morongo - Landers Elementary School
Morongo - Morongo Valley Elementary
School
Morongo - Oasis Elementary School
Morongo - Onaga Elementary School
Morongo - Palm Vista Elementary School
Morongo - Twentynine Palms Elementary
School
Morongo - Twentynine Palms High School
Morongo - Twentynine Palms Jr High School
Morongo - Yucca Mesa Elementary
Morongo - Yucca Valley Elementary School
Morongo - Yucca Valley High
UCI - Mesa Parking
UCI - Social Science Parking
UCI - Student Center
Woodland City Hall & Library (meter 6&7)
Woodland Community Center (meter 3)
Woodland Municipal Service Center (meter 5)

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3 Representative Project
Woodland Police Station (meter 4)
Woodland Pond Screw Pump (meter 2)
Woodland Water Pollution Control Facility
(meter 1)
Cathedral Catholic
Venable
City of San Joaquin Cherry Lane
City of San Joaquin Community Center
City of San Joaquin City Hall
City of San Joaquin Public Works Yard
City of San Joaquin 1
Water Treatment Facility
Marin Country Club
John Muir Solar
Boys and Girls Club
Champagne Village POA
El Camino Irrigation District
St. Gregory the Great Hall
St. Gregory the Great Parish
St. Francis of Assisi
Holy Trinity
St. Mark's
Good Shepard
St. Margaret
St. Peter
St. James Solar
Our Lady of Mount Carmel
St. Stephen's
Our Lady of Angels Church
Tesla Fairfield Amrijo HS
Tesla Fairfield HS
Tesla Fairfield Rodriguez HS
GE Hitachi
CID
St. Lucy's

DG Southwest Solar Portfolio 2019, LLC
Georgia Power - Baldwin Prison
Georgia Power - Baldwin TS Hardwood
Georgia Power - Brooks
Georgia Power - Evans
Georgia Power - Macon State Prison
Georgia Power – Randolph
Georgia Power - Troup Pine Mountain
San Juan Chama Water Treatment Plant
Home Depot - Pearl City

3

Home Depot - Honolulu
URE - Kimberly Clark
KPUB - Jack Furman North
KPUB - Jack Furman South
KPUB - Kerrville East
KPUB - Kerrville West
KPUB - Mo Ranch
KPUB - Schreiner
Sunnyside - Administration Center
Sunnyside - Billy Lane Lauffer Middle School
Sunnyside - Craycroft Elementary School
Sunnyside - Drexel Elementary School
Sunnyside - Los Ranchitos School
Fort Calhoun

DG Colorado Solar, LLC	Clear Springs Ranch IBM Boulder
DG SUNY Solar 1, LLC	SUNY - Selkirk 1 (Southeast) SUNY - Selkirk 2 (Northeast) SUNY - Selkirk 3 (Center) SUNY - Selkirk 4 (Northwest) SUNY - Perth 1 (North) SUNY - Perth 2 (South)
DG New York Solar, LLC	GE 19th Hole I (Northwest) GE 19th Hole II (Southwest) GE 19th Hole III (Northeast) GE 19th Hole IV (Southeast) Sisters of St. Joseph
DG Amaze, LLC	Amazon FAT1 Amazon SMF3 Amazon LGB7
4